UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 25, 2006

PATIENT INFOSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-22319	16-1476509
(Commission File No.)	(IRS Employer Identification No.)

46 Prince Street

Rochester, New York 14607

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (585) 242-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Pursuant to an Agreement and Plan of Merger dated September 19, 2005, as amended on November 22, 2005 and December 23, 2005, by and among Patient Infosystems, Inc. (the “Registrant”), PATY Acquisition Corp., a wholly-owned subsidiary of the Registrant (“Merger Sub”) and CCS Consolidated, Inc. (“CCS Consolidated”), Merger Sub merged with and into CCS Consolidated (the “Merger”) and CCS Consolidated became a wholly-owned subsidiary of the Registrant. The Merger closed and became effective on January 25, 2006.

The Registrant reported the closing of the Merger and certain related matters under Item 2.01 of its Current Report on Form 8-K dated January 31, 2006 and undertook therein to file with the Securities and Exchange Commission (the “Commission”) the financial statements required by Item 9.01(a) of Form 8-K (the “Historical Financial Statements”) and the pro forma financial information required by Item 9.01(b) of Form 8-K (the “Pro Forma Financial Information”), in each case, in connection with the closing of the Merger, by amendment to the Form 8-K within 71 calendar days of January 31, 2006.

Because the former CCS Consolidated securityholders held approximately 63% of the Registrant’s fully diluted shares of common stock immediately following the merger, CCS Consolidated’s designees to the Registrant’s board of directors represent a majority of the Registrant’s directors and CCS Consolidated’s executive management represent a majority of the executive management of the combined company, CCS Consolidated is deemed to be the acquiring company for accounting purposes.

The Historical Financial Statements and the Pro Forma Financial Information are being filed herewith under Item 9.01 of this Current Report on Form 8-K/A (Amendment No. 1). Additional information with respect to CCS Consolidated’s business is being filed herewith under Item 8.01 of this Current Report on Form 8-K/A (Amendment No. 1).

Item 5.02            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As described in Item 5.02 of the Form 8-K filed on January 31, 2006, in connection with the closing of the Merger, three individuals who were designees of the stockholders of CCS Consolidated were appointed by the Registrant’s board of directors to fill the vacancies on the Registrant’s board of directors, such appointments to become effective as of the date that is 10 days following the filing with the Commission and delivery to the Registrant’s stockholders of the information required pursuant to Rule 14f-1 of the Securities Exchange Act of 1934, as amended. These appointments became effective as of February 17, 2006, such that the full board of the Registrant consists of John Pappajohn, Derace Schaffer, Mark Pacala, Daniel Lubin and Albert Waxman, with Dr. Waxman serving as chairman and Mr. Pappajohn serving as vice chairman. Messrs. Pappajohn and Schaffer have been elected to the Registrant’s audit committee. Messrs. Pappajohn, Schaffer and Waxman have been elected to the Registrant’s compensation committee.

Item 7.01	Regulation FD Disclosure.

On March 7, 2006, CCS Consolidated issued a press release providing financial guidance. The press release is included as Exhibit 99.4 and is hereby incorporated by reference.

Item 8.01	Other Events.

The information below is intended to provide an overview of CCS Consolidated and, except where otherwise noted, the information does not give effect to the Merger. Unless the context otherwise

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requires, the words “we,” “us,” “the Company,” “CareGuide” and similar words refer to CCS Consolidated and its consolidated subsidiaries.

Business of CCS Consolidated

General

CCS Consolidated, Inc., doing business as CareGuide, is a national care management company providing high-risk and elderly care management services to health plans, work/life benefits companies, and self-funded employers. By providing comprehensive medical and psychosocial care management services for the highest-risk, medically complex members, the Company enables clients to realize lower health care costs, while optimizing the quality of care and lifestyle of members. We bring to our partnerships with private and government payors a highly specialized infrastructure and multi-disciplinary clinical care management staff to improve the appropriateness and reduce the overall costs of care. The Company differentiates itself from utilization management companies by focusing on comprehensively managing care, rather than concentrating solely on authorizing individual health care services. We believe that we are also unique in our integration of risk assessment and stratification processes, clinical care management pathways, disease management protocols, intensive multi-disciplinary staffing, and credentialed post-acute specialty provider networks, including a national network of field-based geriatric case managers.

We coordinate care for elderly and chronically ill populations across the full spectrum of post-acute needs, including home health, acute rehabilitation and skilled nursing care. We work with customers to identify members who are medically complex, and we provide telephonic and face-to-face care management to people who need assistance in achieving recovery. By focusing on patients with complex medical profiles who generate the majority of health care costs, our strategy combines the use of lower cost care delivered outside the hospital with intensive patient-focused interventions to reduce the high cost of hospitalization and maximize an individual’s health status and independence. We believe that we have organized a proprietary delivery system that reduces overall health care costs and improves outcomes for patients.

We were incorporated under the laws of the State of Delaware in March 1998 as a spin off company of Integrated Health Services, Inc., a multi-billion dollar provider of post-acute care. During 2005 we began doing business using the CareGuide name. We operate through our wholly-owned direct and indirect subsidiaries. On January 25, 2006, the Company merged with PATY Acquisition Corp., a wholly-owned subsidiary of Patient Infosystems, Inc., and became a wholly-owned subsidiary of Patient Infosystems, Inc. The Company’s headquarters are located at 12301 N.W. 39th Street, Coral Springs, FL 33065, and our telephone number is (888) 721-9797. Our website address is http://www.careguide.com.

Business Strategy

Our business strategy is to contract with health plans, government agencies, and employer groups to help them reduce health care costs while improving the quality of care. We believe that the steadily rising cost of healthcare for employers, increasing demands on Medicare and Medicaid funding that are outpacing resources, and an emerging interest in care management and disease management services by the federal government and large insurers creates a fertile environment for our business model.

While we have historically derived the majority of our income from risk-based contracts, we are currently diversifying our revenue sources by adding more administrative fee contracts. We will continue to offer risk-based and non-risk-based post acute care management products, but where possible we will link them to a Continuous Care Management (CCM) service which will allow us to follow the complex

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patients over the long term after their return to their home environment. We implemented our first CCM program on January 1, 2005. In July 2005, we implemented our second CCM customer.

We have been able to deliver substantial cost savings for our clients by preventing hospital admissions and readmissions among the most complex and chronically ill members. These members account for a disproportionate share of medical spending, with a much higher number of hospitalizations and episodes of emergency care than the rest of the population. Our focus is typically on only 0.5% to 6% of a plan’s membership. These members are usually suffering from many illnesses simultaneously and often have non-medical concerns as well that contribute to poor health outcomes and high cost.

We achieve these medical cost savings by developing an individualized, information-driven, physician-guided care management plan for each patient. Because we are working with the most complex and chronically ill patients, the care management interventions are typically more intensive, involving face-to-face visits, regular telephonic contact, and, where indicated, remote tele-health interventions. Every effort is made to prevent medical destabilization, promote recovery, and help the patient remain in his or her home environment.

Our approach to care management is holistic in nature, recognizing that factors other than physical maladies contribute to an individual’s decline. Our nurses, physicians, and licensed social workers consider environmental, psychological and social issues as they develop each care management plan.

Products and Services Description

We presently offer three major service-based products:
•

CCS Care Solutions™. CCS Care Solutions provides a single point of access to the post-acute continuum of services including post-hospital discharge planning, utilization/case management, quality management, and financial responsibility for acute inpatient rehabilitation, skilled nursing facility care, home health care, durable medical equipment and home infusion services. We have developed significant expertise in managing the post-acute care management cycle and are able to significantly reduce errors and readmissions to the hospital.

•

Continuous Care Management. Continuous Care Management (CCM) is our “disease management” product for chronically and complexly ill members. Member populations typically include 0.5% to 6% of a health plan’s membership. CCM proactively identifies the highest risk health plan members, such as frail, elderly individuals and other persons with multiple chronic diseases or complex medical illness, provides comprehensive multi-disciplinary physician-guided care planning and structured care management interventions in order to mitigate risk and improve patients’ health status and quality of life. CCM features evidence-based physician-guided treatment guidelines, remote monitoring technology, a network of skilled nursing facilities and home health providers, and a national network specialized care managers, who provide face-to-face and in-home member assessments. Designed for patients with multiple co-morbidities, CCM involves the management of the full range of medical and psychosocial conditions affecting a patient, using preventative care management before, during and after a post-acute episode.

•

CareGuide@Home™. CareGuide@Home is a national care management program that uses our national specialized care manager network to provide in-home assessments, comprehensive care plans and hands-on assistance to access community-based supportive

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services for homebound seniors and their families and caregivers. Clients for this program include national health plans, employee assistance programs and work/life companies.

Customers

As of December 31, 2005, the Company had post-acute care management contracts with health plans covering approximately 65,000 Medicare, approximately 544,000 commercial and approximately 133,000 Medicaid lives in the northeastern United States. Additionally, approximately 1.6 million members in Florida have access to our services through their health plans and approximately 843,000 employees have access to CareGuide@Home through employee assistance work/life programs sold by our distributors.

For the years ended March 31, 2005 and 2004, approximately 68% and 95%, respectively, of the Company’s revenues were earned under contracts with affiliates of a single company, Health Net, Inc. In addition, during the year ended March 31, 2005, approximately 28% of the Company’s revenues were earned under contracts with Aetna Health Plans. Effective May 1, 2005, the Company’s contract with Health Net in the state of Connecticut was amended from a risk-bearing contract under which the Company was responsible for the payment of claim costs to an administrative fee only arrangement. Subsequently, in February 2006 we signed a transition agreement with Health Net that was effective as of January 1, 2006. This transition agreement results in the reduction of services to Health Net through April 30, 2006, after which time no services will be provided to Health Net under the existing contract. As part of the transition, the risk contracts with Health Net for the states of New York and New Jersey were also converted to administrative fee only contracts effective as of January 1, 2006.

Competition

The healthcare industry is highly competitive and subject to continual change in the manner in which services are provided. Other entities, whose financial, research, staff, and marketing resources may exceed our resources, are marketing care management services to health plans or have announced an intention to offer such services. These entities include disease management companies, major pharmaceutical companies, healthcare organizations, independent care management organizations, provider groups, pharmacy benefit management companies, and other entities that provide services to health plans and self-insured employers. In addition, many payor organizations, including health plans, have internal network development and medical case management staff that provide services similar to those we provide. Many of our competitors have significantly greater financial resources than we have, and these companies also compete with us in recruiting and retaining qualified personnel. Our failure to compete effectively could have a material adverse affect on our business.

We believe we have advantages over many of our competitors because of the comprehensive clinical nature of our product offerings, our established reputation for providing care to enrollees with chronic diseases, our hands-on approach, our ability to manage many diseases simultaneously and the financial and medical outcomes of our programs; however, we cannot assure you that we can compete effectively with these companies.

Consolidation has been, and may continue to be, an important factor in all aspects of the healthcare industry, including the health and care support sector. While we believe the size of our membership base provides us with the economies of scale to compete even in a consolidating market, we cannot assure you that we can effectively compete with companies formed as a result of industry consolidation or that we can retain existing customers if they are acquired by other health plans which already have or are not interested in health and care support programs.

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Government Regulation

Governmental regulation impacts us in a number of ways in addition to those regulatory risks presented under the “Risk Factors” below.

While many of the governmental and regulatory requirements affecting healthcare delivery do not directly affect us, our client health plans must comply with a variety of regulations including the licensing and reimbursement requirements of federal, state and local agencies. Additionally, services provided to health benefit plans in certain cases are subject to the provisions of the federal Employee Retirement Income Security Act of 1974, as amended.

Our subsidiaries are licensed to take risk in certain states. These subsidiaries must meet certain minimum capital and surplus tests as well as file quarterly and annual filings with state regulatory authorities. We believe that all of our subsidiaries are in compliance with such requirements.

Certain of our professional healthcare employees, such as nurses, must comply with individual licensing requirements. All of our healthcare professionals who are subject to licensing requirements are licensed in the state in which they are physically present. Multiple state licensing requirements for healthcare professionals who provide services telephonically across state lines may require us to license some of our healthcare professionals in more than one state. We continually monitor legislative, regulatory and judicial developments in telemedicine; however, new judicial decisions, agency interpretations, or federal or state legislation or regulations could increase the requirement for multi-state licensing of certain of our health professionals, which would increase our administrative costs.

Changes in laws governing reimbursement under governmental programs such as Medicare and Medicaid may affect us. Legislative and regulatory bodies may continue to reduce the funding of the Medicare and Medicaid programs in an effort to reduce overall federal health-care spending. In recent years, federal legislation has reduced or significantly altered Medicare and Medicaid reimbursements. These changes, future legislative initiatives or government regulation could adversely affect our operations or reduce the demand for our services.

Federal privacy regulations issued pursuant to the Health Insurance Portability and Accountability Act of 1996, or HIPAA, extensively restrict the use and disclosure of individually-identifiable health information by certain entities. We are contractually required to comply with certain aspects of the regulations. Further, we are required to comply with any applicable state laws or regulations related to privacy that are more restrictive than the federal privacy laws. Beginning April 20, 2005, health plans, most healthcare providers and certain other entities were required to comply with federal security regulations issued pursuant to HIPAA, which require the use of administrative, physical and technical safeguards to protect the confidentiality, integrity and availability of electronic individually-identifiable health information. We are contractually required to comply with certain aspects of the confidentiality and security regulations.

Various federal and state laws regulate the relationships among providers of health-care services, other health-care businesses and physicians. The “fraud and abuse” provisions of the Social Security Act provide civil and criminal penalties and potential exclusion from the Medicare and Medicaid programs for persons or businesses who offer, pay, solicit or receive remuneration in order to induce referrals of patients covered by federal health-care programs (which include Medicare, Medicaid, TriCare and other federally funded health programs). While we believe that our business arrangements with our health plans and medical directors comply with these statutes, these fraud and abuse provisions are broadly written, and we do not yet know the full extent of their application. Therefore, we are unable to predict the effect, if any, of broad enforcement interpretation of these fraud and abuse provisions.

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Further, the healthcare industry is highly regulated at the federal and state levels. For example, federal law contains various prohibitions related to false statements and false claims, some of which apply to private payors as well as federal programs. Our participation in programs being administered by federal agencies may subject us directly to various laws and regulations applicable to entities contracting to provide services to federal programs, including but not limited to provisions related to billing and reimbursement and the False Claims Act. Violations of the False Claims Act are punishable by treble damages and penalties of up to $11,000 per false claim. Actions may be brought under the False Claims Act by the government as well as by private individuals, known as “whistleblowers,” who are permitted to share in any settlement or judgment.

When a private party brings an action under the False Claims Act under the whistleblower provisions, the defendant will generally not be aware of the lawsuit until the government makes a determination whether it will intervene and take a lead in the litigation. There are many potential bases for liability under the False Claims Act. Although liability under the False Claims Act arises when an entity knowingly submits a false claim for reimbursement to the federal government, the False Claims Act defines the term “knowingly” broadly. Thus, although simple negligence generally will not give rise to liability under the False Claims Act, submitting a claim with reckless disregard for its truth or falsity can constitute “knowingly” submitting a claim. In some cases, whistleblowers or the federal government have taken the position that entities who allegedly have violated other statutes, such as the “fraud and abuse” provisions of the Social Security Act, have thereby submitted false claims under the False Claims Act. From time to time, participants in the health care industry, including our company, may be subject to actions under the False Claims Act, and it is not possible to predict the impact of such actions.

Insurance

We maintain directors and officers, errors and omissions, medical professional liability (related to care management and utilization management, but not covering the practice of medicine) and general liability insurance for all of our locations and operations. While we believe our insurance coverage is adequate for our current operations, it might not be sufficient to cover all future claims. In recent years, the cost of liability and other forms of insurance has increased significantly. Such insurance might not continue to be available in adequate amounts or at a reasonable cost. We also maintain property and workers compensation insurance with commercial carriers for each of our locations; these policies contain relatively standard commercial terms and conditions.

Properties

Our executive and corporate offices are located in Coral Springs, Florida in approximately 76,000 square feet of leased office space under an operating lease that expires in February 2007. We also lease approximately 3,300 square feet of office space in Southfield, Michigan under an operating lease that expires in September 2008. These facilities are in good condition, and we believe that they are adequate for our requirements.

Employees

As of December 31, 2005, we employed 155 full time and 8 part time employees. None of our employees is represented by a union. We consider our relationship with our employees to be good.

Legal Proceedings

One of our subsidiaries entered into a Health Services Agreement with Oxford Health Plans (NY) Inc., or Oxford, pursuant to which each party made payments to the other based on services provided. As

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permitted by the agreement, we terminated the agreement by written notice to Oxford, which termination was effective as of August 31, 2005. Oxford contends that we owe it approximately $1.5 million for the periods through August 31, 2005, while we believe that Oxford owes us approximately $180,000 for the period ending December 31, 2004. We have not yet determined whether Oxford owes us any amounts for 2005, other than an unpaid $75,000 administrative fee for the month of August 2005. Negotiations to settle the matter have been unsuccessful to date. On July 22, 2005, over our objections, Oxford drew down on a $500,000 letter of credit that we had provided under the contract. We received a letter dated September 8, 2005 from Oxford requesting that we replenish our existing letter of credit in the amount of approximately $1.5 million, but we have denied this request. We received a letter from Oxford dated September 26, 2005 indicating that Oxford has submitted the matter to the American Health Lawyers Association for binding arbitration, seeking to compel us to replenish the letter of credit in the amount of approximately $1.5 million and to pay Oxford approximately $1.0 million. We intend to vigorously defend this claim.

We are also subject to various legal claims and actions incidental to our business, including professional liability claims. We maintain insurance, including insurance covering professional liability claims, with customary deductible amounts. There can be no assurance that (i) claims will not be filed against us in the future, (ii) our prior experience with respect to the disposition of litigation is representative of the results that will occur in future cases or (iii) adequate insurance coverage will be available at acceptable prices for incidents arising or claims made in the future. There are no pending legal or governmental claims to which we are a party that we believe would, if adversely resolved, have a material adverse effect on us.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Management’s discussion and analysis provides a review of our operating results for the fiscal years ended March 31, 2005 and 2004 and for the six months ended September 30, 2005 and 2004. We have three types of revenue. First, we accept risk on the providing of post-acute services and receive a Per Member Per Month (“PMPM”) capitation revenue. Alternatively, we provide services to health plans without accepting risk, and for these type of contracts, we may receive either an administration service fee or we may provide these services on a fee-for-service basis. For risk contracts, the cost of services includes the cost of providing clinical care and the incurred claims.

Our business strategy is to contract with health plans, government agencies, and employer groups to help them reduce health care costs while improving the quality of care. We believe that the steadily rising cost of healthcare for employers, increasing demands on Medicare and Medicaid funding that are outpacing resources, and an emerging interest in care management and disease management services by the federal government and large insurers creates a fertile environment for our business model.

While we have historically derived most of our income from risk-based contracts, we are currently diversifying our revenue sources by adding more administrative fee contracts. We will continue to offer risk-based and non-risk-based post acute care management products, but where possible we will link them to a Continuous Care Management service which will allow us to follow the complex patients over the long term after their return to their home environment.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, which require management to make estimates, judgments and

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assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of certain assets and liabilities. Management believes that the accounting estimates employed and the resulting balances are reasonable; however, actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, if different estimates reasonably could have been used, or if changes in the estimate that are reasonably likely to occur could materially impact the financial statements. Management believes the following critical accounting policies reflect the significant estimates and assumptions used in the preparation of the consolidated financial statements of CCS Consolidated.

Revenue Recognition

We recognize capitated revenue for contracts whereby the Company accepts risk. Capitated revenue is recorded by multiplying a contractually negotiated revenue rate per health plan member per month (“PMPM”) by the number of health plan members covered by our services during the month. These PMPM rates are initially determined during contract negotiations with customers based on estimates of the costs of our services, including the cost of claims. Such rates are generally renegotiated at contract renewal. In certain contracts, the PMPM rates differ depending on the health plan’s lines of business, such as Medicare, Commercial or Medicaid. The PMPM rates will also differ in certain cases depending on the type of service provider, such as a skilled nursing facility or a home health provider. Contracts with health plans generally range from one to two years with provisions for subsequent renewal.

We recognize Administrative Services Only (“ASO”) revenue for contracts whereby the Company receives a fee for providing its services without the Company accepting risk for claims. Such contracts include those that pay a set fee each month. Other contracts include a PMPM ASO fee and other contracts include a per day per member case rate based on the number of health plan members who receive services during the month. Such fees are negotiated with the health plan or employer group based on estimated costs and anticipated level of services.

We recognize fee-for-service revenue for certain services provided for our customers and expenses paid on behalf of our customers for which we are generally reimbursed on a cost-plus basis during the period in which the services are provided.

Some of our revenues are based on contractual arrangements which may be subject to retroactive adjustments as final settlements are determined. Such amounts are recorded on an estimated basis in the period the related services are rendered and are adjusted in future periods upon final settlement.

Intangibles and Other Assets

Intangible and other assets consist primarily of a website, trademarks, and goodwill associated with acquisitions. Our intangible assets are amortized over their respective estimated useful lives. Goodwill is not amortized to expense. Goodwill and identifiable intangible assets are reviewed annually for impairment and their recorded value is reduced whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Based on the evaluation performed as of March 31, 2005, management concluded that no impairment of recorded goodwill or intangible asset existed as of that date. The evaluation approach utilized is dependent on a number of factors, including estimates of future

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revenues and costs, appropriate discount rates and other variables. Management bases its estimates on assumptions believed to be reasonable, but which are inherently uncertain. Therefore, future impairments could result if actual results differ from those estimates.

Direct Service Costs

Direct service costs are comprised of the incurred claims paid to third-party providers for services for which the Company is at risk and the related expenses of the Company associated with the providing of its services. Network provider and facility charges for authorized services that have yet to be billed to us are estimated and accrued in our Incurred But Not Reported (“IBNR”) claims payable liability. Such accruals are based on our historical experience, current enrollment statistics, patient census data, adjudication and authorization decisions and other information. The IBNR liability is adjusted as changes in these factors occur and such adjustments are reported in the period of determination. Although it is possible that actual results could vary materially from recorded claims in the near term, management believes that the recorded IBNR liability is adequate.

The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. See the Notes to CCS Consolidated’s Consolidated Financial Statements, included in Exhibits 99.1 and 99.2 to this Current Report on Form 8-K/A, which contain additional accounting policies and other disclosures required by generally accepted accounting principles.

Results of Operations

The following financial table presents data regarding our Results of Operations, Financial Position and Cash Flows as of and for the years ended March 31, 2005 and 2004 and as of and for the six months ended September 30, 2005 and 2004. Such data was derived from CCS Consolidated’s financial statements. This information should be read in conjunction with (i) the Company’s historical consolidated financial statements as of and for the years ended March 31, 2004 and 2005 and the related notes thereto, filed as Exhibit 99.1 to this Current Report on Form 8-K/A, and (ii) the Company’s unaudited interim consolidated financial statements as of and for the six months ended September 30, 2004 and 2005, and the related notes thereto, filed as Exhibit 99.2 to this Current Report on Form 8-K/A. All dollar amounts are stated in thousands of dollars:

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	Six Months Ended September 30,
			Variance Favorable
	2005	2004	(Unfavorable)

Operating Results

Capitated Revenue
Health Net	$ 4,989	$ 20,066	$ (15,077)
Aetna	16,551	5,782	10,769
Total capitated revenue	$ 21,540	$ 25,848	$ (4,308)

Administrative Services Revenue
Health Net	$ 2,250	$ -	$ 2,250
Aetna	18	724	(706)
Other	782	494	288
Total ASO revenue	$ 3,050	$ 1,218	$ 1,832

Fee-For-Service Revenue
Health Net	$ 1,387	$ 3,325	$ (1,938)
Other	690	659	31
Total fee-for-service revenue	$ 2,077	$ 3,984	$ (1,907)

Total Revenue
Health Net	$ 8,626	$ 23,391	$ (14,765)
Aetna	16,569	6,506	10,063
Other	1,472	1,153	319
Total revenue	$ 26,667	$ 31,050	$ (4,383)

Percentage of Revenue by Major Customer
Health Net	32.3%	75.3%	(43.0)%
Aetna	62.1%	21.0%	41.1%
Other	5.6%	3.7%	1.9%
Total revenue	100.0%	100.0%

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	Six Months Ended September 30,
			Variance Favorable
	2005	2004	(Unfavorable)

Direct Service Costs
Incurred claims	$ 19,640	$ 23,251	$ 3,611
Direct clinical expenses	5,373	4,109	(1,264)
Total direct service costs	$ 25,013	$ 27,360	$ 2,347

Direct Service Costs as a Percentage of Revenue
Incurred claims as a percentage of total revenue	73.6%	74.9%	(1.3)%
Direct clinical expenses as a percentage of revenue	20.1%	13.2%	6.9%
Total direct service costs as a percentage of total revenue	93.8%	88.1%	5.7%

Gross profit	$ 1,654	$ 3,690	$ (2,036)
Gross profit as a percentage of total revenue	6.2%	11.9%	(5.7)%

Selling, General & Administrative Expenses
Selling and administrative expenses	$ 2,860	$ 3,161	$ 301
Legal expenses (Lawsuit with State of Florida)	-	385	385
Total selling, general and administrative expenses	$ 2,860	$ 3,546	$ 686

Total depreciation and amortization expense	$ 598	$ 685	$ 87

Loss from continuing operations before other income (expense)	$ (1,804)	$ (541)	$ (1,263)

Other Income (Expense)
Interest income	$ 170	$ 63	$ 107
Interest expense:
Interest on Line of Credit	(247)	(40)	(207)
Interest on Notes Payable	(30)	(24)	(6)
Interest on Capital Lease Obligations	(16)	(28)	12
Total interest expense	(293)	(92)	(201)
Net other income (expense)	$ (123)	$ (29)	$ (94)

Loss from continuing operations before income taxes and discontinued operations	$ (1,927)	$ (570)	$ (1,357)
Income tax benefit (expense)	(18)	(27)	9
Income (loss) from discontinued operations	294	218	76
Net loss	$ (1,651)	$ (379)	$ (1,272)
EBITDA (loss) from continuing operations (1)	$ (1,206)	$ 144	$ (1,350)

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	September 30,
			Variance Favorable
	2005	2004	(Unfavorable)

Balance Sheet Data at End of Period

Total Assets
Cash and cash equivalents	$ 1,518	$ 1,470	$ 48
Restricted cash available for current liabilities	7,124	7,321	(197)
Accounts receivable, net	5,675	3,584	2,091
Other current assets	765	1,542	(777)
Total current assets	15,082	13,917	1,165
Long term assets	5,228	5,114	114
Total assets	$ 20,310	$ 19,031	$ 1,279
Liabilities and Stockholders' Equity (Deficit)
Claims payable	$ 12,294	$ 11,877	$ 417
Other current liabilities	6,217	3,732	2,485
Total current liabilities	18,511	15,609	2,902
Line of Credit	7,350	1,500	5,850
Other long-term liabilities	482	393	89
Total liabilities	26,343	17,502	8,841
Stockholders' equity (deficit)	(6,033)	1,529	(7,562)
Total liabilities and stockholders' equity (deficit)	$ 20,310	$ 19,031	$ 1,279

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	Six Months Ended September 30,
			Variance Favorable
	2005	2004	(Unfavorable)

Cash Flow Data
Cash provided by (used in) operating activities:
Cash received by customers	$ 17,602	$ 27,975	$ (10,373)
Direct proved costs and claims settlements paid	(13,482)	(20,252)	6,770
Salary and benefits paid	(5,237)	(4,819)	(418)
Other operating income (expense), net	(3,309)	(3,197)	(112)
Net cash used in operating activities	(4,426)	(293)	(4,133)
Cash provided by (used in) investing activities:
Purchases of property and equipment	(229)	(76)	(153)
Restricted deposits, net	3,619	(1,221)	4,840
Other investing activities, net	297	459	(162)
Net cash provided by (used in) investing activities	3,687	(838)	4,525
Cash provided by (used in) financing activities:
Proceeds from borrowing under Line of Credit facility	1,200	-	1,200
Other financing activities, net	(375)	(213)	(162)
Net cash provided by (used in) financing activities	825	(213)	1,038
Net increase (decrease) in cash and cash equivalents	86	(1,344)	1,430
Cash and cash equivalents, beginning of period	1,432	2,814	(1,382)
Cash and cash equivalents, end of period	$ 1,518	$ 1,470	$ 48

14

	Year Ended March 31,
			Variance Favorable
	2005	2004	(Unfavorable)

Operating Results

Capitated Revenue
Health Net	$ 38,990	$ 43,447	$ (4,457)
Aetna	17,774	-	17,774
Total capitated revenue	$ 56,764	$ 43,447	$ 13,317

Administrative Services Revenue
Aetna	$ 1,038	$ 1,813	$ (775)
Other	1,097	730	367
Total ASO revenue	$ 2,135	$ 2,543	$ (408)

Fee-For-Service Revenue
Health Net	$ 6,012	$ 8,270	$ (2,258)
Other	1,326	438	888
Total fee-for-service revenue	$ 7,338	$ 8,708	$ (1,370)

Total Revenue
Health Net	$ 45,002	$ 51,717	$ (6,715)
Aetna	18,812	1,813	16,999
Other	2,423	1,168	1,255
Total revenue	$ 66,237	$ 54,698	$ 11,539

Percentage of Revenue by Major Customer
Health Net	67.9%	94.6%	(26.7)%
Aetna	28.4%	3.3%	25.1%
Other	3.7%	2.1%	1.6%
Total revenue	100.0%	100.0%

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	Year Ended March 31,
			Variance Favorable
	2005	2004	(Unfavorable)

Direct Service Costs
Incurred claims	$ 53,561	$ 39,448	$ (14,113)
Direct clinical expenses	8,979	8,413	(566)
Total direct service costs	$ 62,540	$ 47,861	$ (14,679)

Direct Service Costs as a Percentage of Revenue
Incurred claims as a percentage of total revenue	80.9%	72.1%	(8.8)%
Direct clinical expenses as a percentage of revenue	13.5%	15.4%	1.9%
Total direct service costs as a percentage of total revenue	94.4%	87.5%	(6.9)%

Gross profit	$ 3,697	$ 6,837	$ (3,140)
Gross profit as a percentage of total revenue	5.6%	12.5%	(6.9)%

Selling, General & Administrative Expenses
Selling and administrative expenses	$ 6,127	$ 6,504	$ 377
Severance and related charges	558	277	(281)
Legal expenses (Lawsuit with State of Florida)	949	202	(747)
Unoccupied lease space write off	498	-	(498)
Stock option compensation expense	200	-	(200)
Total selling, general and administrative expenses	$ 8,332	$ 6,983	$ (1,349)

Total depreciation and amortization expense	$ 1,356	$ 1,961	$ 605

Loss from continuing operations before other income (expense)	$ (5,991)	$ (2,107)	$ (3,884)

Other Income (Expense)
Interest income	$ 187	$ 142	$ 45
Interest expense:
Interest on Line of Credit	(157)	(65)	(92)
Interest on Notes Payable	(49)	(49)	-
Interest on Promissory Notes	-	(354)	354
Interest on Capital Lease Obligations	(46)	(102)	56
Total interest expense	(252)	(570)	318
Net other income (expense)	$ (65)	$ (428)	$ 363

Loss from continuing operations before income taxes and discontinued operations	$ (6,056)	$ (2,535)	$ (3,521)
Income tax benefit (expense)	91	98	(7)
Income (loss) from discontinued operations	(524)	964	(1,488)
Net loss	$ (6,489)	$ (1,473)	$ (5,016)
EBITDA (loss) from continuing operations (1)	$ (4,635)	$ (146)	$ (4,489)

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	March 31,
			Variance Favorable
	2005	2004	(Unfavorable)

Balance Sheet Data at End of Year

Total Assets
Cash and cash equivalents	$ 1,432	$ 2,814	$ (1,382)
Restricted cash available for current liabilities	10,541	6,750	3,791
Accounts receivable, net	5,161	3,426	1,735
Other current assets	1,197	1,542	(345)
Total current assets	18,331	14,532	3,799
Long term assets	5,604	5,137	467
Total assets	$ 23,935	$ 19,669	$ 4,266
Liabilities and Stockholders' Equity (Deficit)
Claims payable	$ 15,032	$ 11,691	$ 3,341
Other current liabilities	6,504	4,010	2,494
Total current liabilities	21,536	15,701	5,835
Line of Credit	6,150	1,500	4,650
Other long-term liabilities	632	575	57
Total liabilities	28,318	17,776	10,542
Stockholders' equity (deficit)	(4,383)	1,893	(6,276)
Total liabilities and stockholders' equity (deficit)	$ 23,935	$ 19,669	$ 4,266

Cash Flow Data
Cash provided by (used in) operating activities:
Cash received by customers	$ 56,644	$ 54,627	$ 2,017
Direct proved costs and claims settlements paid	(41,329)	(40,396)	(933)
Salary and benefits paid	(9,702)	(9,698)	(4)
Other operating income (expense), net	(5,539)	(5,558)	19
Net cash provided by (used in) operating activities	74	(1,025)	1,099
Cash provided by (used in) investing activities:
Purchases of property and equipment	(517)	(274)	(243)
Restricted deposits, net	(4,560)	249	(4,809)
Net cash used in investing activities	(5,077)	(25)	(5,052)
Cash provided by (used in) financing activities:
Proceeds from borrowing under Line of Credit facility	4,650	-	4,650
Proceeds from issuance of promissory notes	-	2,823	(2,823)
Proceeds from issuance of preferred stock	-	125	(125)
Other financing activities, net	(1,029)	(904)	(125)
Net cash provided by financing activities	3,621	2,044	1,577
Net increase (decrease) in cash and cash equivalents	(1,382)	994	(2,376)
Cash and cash equivalents, beginning of period	2,814	1,820	994
Cash and cash equivalents, end of period	$ 1,432	$ 2,814	$ (1,382)

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(1)          Earnings from continuing operations before interest, taxes, depreciation and amortization, or EBITDA from continuing operations, is a non-GAAP financial measure. This measure is not calculated in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Patient Infosystems believes that the presentation of EBITDA from continuing operations guidance, when shown in conjunction with guidance for the corresponding GAAP measure of earnings from continuing operations, provides useful information to management and investors regarding the financial and business trends relating to its results of operations. Additionally, for its internal budgeting purposes and for evaluating the company’s performance, Patient Infosystems’ management uses financial statements that exclude income tax expense, interest expense and depreciation and amortization expense, as applicable, in addition to the corresponding GAAP measures. Presented below is a reconciliation of net loss, which we believe to be the most comparable GAAP measure, to EBITDA from continuing operations:

	Year ended March 31,		Six Months ended September 30,
	2005	2004	2005	2004

Net loss from continuing operations, GAAP basis	$ (6,489)	$ (1,473)	$ (1,651)	$ (379)
Loss /(income) from discontinued operations	524	(964)	(294)	(218)
Income tax expense / (benefit)	(91)	(98)	18	27
Interest expense, net	65	428	123	29
Depreciation and amortization	1,356	1,961	598	685
EBITDA from continuing operations, non-GAAP basis	$ (4,635)	$ (146)	$ (1,206)	$ 144

During the periods presented above, we accepted capitated risk from two of our customers, Health Net and Aetna.

Health Net

Our contract with Health Net covered certain of its members in the states of Connecticut, New York and New Jersey. The lines of business for these members included Medicare, Medicaid and Commercial members, with the vast majority of the members residing in Connecticut. Our services provided to these members included prior authorization of services to Skilled Nursing Facilities and Home Health agencies.

The medical loss ratio (“MLR”), which is defined as incurred claims divided by the related revenue, of the Health Net capitated risk business for the year ended March 31, 2004 was 76.7% and was 77.9% for the six months ended September 30, 2004. We believe that this level of MLR generally produces sufficient margin to cover direct costs to administer the business and make a sufficient contribution to selling, general and administrative expenses in order to produce a profit.

Two events occurred subsequent to September 30, 2004 that resulted in the deterioration of this contract. First, the utilization rates of the Health Net members for our services increased. The average number of bed days for the biggest risk element of the Health Net contract increased 8% for the year ended March 31, 2005 as compared to the year ended March 31, 2004. Additionally, Health Net reduced the capitated PMPM rates it paid to us as of the contract’s renewal on January 1, 2005. Had the Health Net membership remained stable, the rate reduction would have resulted in decreased revenues of $2.25 million. However, Health Net also had a decrease in membership in certain accounts we served, which caused an even greater reduction in our revenues.

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These factors resulted in the Health Net capitated MLR increasing from 77.9% for the six months ended September 30, 2004 to 93.5% for the six months ended March 31, 2005. The MLR for the subsequent six months ended September 30, 2005 remained at relatively high levels and was 94.0%.

During 2005, the Connecticut Insurance Department enacted legislation that raised capital requirements for all risk-bearing entities, and that would have required us to commit approximately $13 million of capital to continue to take risk for the Health Net members in that state as of May 1, 2005. As this capital was not readily available, we and Health Net mutually agreed to convert the Connecticut contract from capitated risk to an Administrative Services Only (“ASO”) contract as of May 1, 2005. We continued to perform the same services under the contract as when the contract was on an at risk basis, but we only received an administrative fee excluding the cost of claims, causing a large reduction in our revenue. We remained at risk for Health Net members in the states of New York and New Jersey in the periods indicated in the table above.

The effect of this conversion is evident in the financial table above for capitated revenue and administrative services revenue related to Health Net. In addition, there are certain services provided by us to Health Net members that we pay and are reimbursed by Health Net generally on a cost-plus basis. These amounts are shown in the table above as fee-for-service revenue. While the fee-for-service MLR is generally favorable, the volume of Health Net fee-for-service revenue has decreased considerably as shown in the table above, as fewer of these services were outsourced to us. The Health Net fee-for-service revenues for the six months ended September 30, 2004, six months ended March 31, 2005 and the six months ended September 30, 2005 were approximately $3.3 million, $2.7 million and $1.4 million, respectively.

Total Health Net revenues for the six months ended September 30, 2004, six months ended March 31, 2005 and the six months ended September 30, 2005 were approximately $23.4 million, $21.6 million and $8.6 million, respectively. The amount of these revenues available to pay expenses after the subtraction of the incurred claims for these same periods were $5.3 million, $1.8 million and $2.8 million, respectively.

On February 14, 2006, we signed a Transition Agreement with Health Net that was effective as of January 1, 2006. This Transition Agreement results in the de-delegation of services back to Health Net over the four months ending April 30, 2006. Upon completion of the transition period, certain of the staff servicing the Health Net contract will be transferred to new contracts, and the remainder of the staffing positions will be eliminated.

As noted above, the Health Net Connecticut business converted to an ASO basis on May 1, 2005. As of January 1, 2006, the contracts for New York and New Jersey were also converted to ASO basis.

We expect to receive approximately $3.5 million in revenues for administrative services to be provided to Health Net from January 1, 2006 through the remainder of the contract. While the revenues we have been receiving under the Health Net contract have been reduced since March 31, 2005, the contract has not been profitable to us during such period. As a result of the termination of the Health Net contract, we anticipate that our gross profit will not be adversely impacted.

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	Year ended March 31, 2005	Year ended March 31, 2004	Six months ended September 30, 2005	Six months ended March 31, 2005	Six months ended September 30, 2004
Health Net Revenues	$45.0 million	$51.7 million	$8.6 million	$21.6 million	$23.4 million
Health Net contribution (loss) to overhead and profit	$0.9 million	$6.1 million	$(0.7) million	$(1.6) million	$2.5 million

Aetna

We entered into contracts with Aetna in July 2003 to provide post-acute services to certain of its members in the states of New York and New Jersey. We were compensated on an ASO basis when these contracts began. As noted in the financial table above, we received $1.8 million in ASO fees from Aetna for the period of July 2003 through March 2004.

Effective May 1, 2004, one Aetna contract converted from an ASO basis to a capitated risk basis. Another Aetna contract converted from an ASO basis to a capitated risk basis on January 1, 2005. The effects of these conversions resulted in our recording approximately $2.8 million in monthly capitation revenue associated with the Aetna contracts, instead of approximately $200 thousand in monthly ASO revenue as originally provided for under the contracts. Because we are at risk for the claims under the capitation risk arrangement, we record incurred claims for the estimated incurred claims.

Because we were providing services to these Aetna members on an ASO basis for several months prior to the conversion of these contracts to a capitation risk arrangement, we were able to accurately price our risk services when we did convert the contracts to an at risk basis.

The following comparisons of operating comparisons refer to the financial data listed in the tables above.

Six months ended September 30, 2005 compared to six months ended September 30, 2004

Capitation Revenue

The decrease in capitation revenue of $4.3 million during the six months ended September 30, 2005, when compared to the same period in the prior year, is the net result of the conversion of the Health Net Connecticut contract from capitation risk to an ASO basis on May 1, 2005 and the conversion of an Aetna contract from an ASO basis to capitated risk, both as discussed above.

ASO Revenue

The increase in ASO revenue of $1.8 million during the six months ended September 30, 2005, when compared to the same period in the prior year, was also the net result of the contract conversions discussed above. Included in “Other” in the financial table above are various contracts that are growing gradually. Additionally, we have entered into a new contract for our CCM product that began in July 2005, as discussed under “New Contracts” below.

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Fee-for-Service Revenue

The decrease in fee-for-service revenue of $1.9 million during the six months ended September 30, 2005, when compared to the same period in the prior year, is primarily related to the decrease in demand related to the Health Net contract, as discussed above.

Total Revenues

Our total revenues for the six months ended September 30, 2005 aggregated $26.7 million, a decrease of $4.4 million, or 14.1%, from the same period of the prior year. This decrease was primarily the net result of the contract conversions discussed above.

Direct Service Costs

The decrease in our direct service costs of $2.3 million during the six months ended September 30, 2005 when compared to the same period in the prior year is a net result of several factors, including:

•

The Health Net capitated MLR increased from 77.9% for the six months ended September 30, 2004 to 94.0% for the six months ended September 30, 2005 due to the increased utilization and the rate decrease effective January 1, 2005, both as discussed above. Conversely, the conversion for the Health Net Connecticut contract from capitated risk to ASO basis on May 1, 2005 resulted in significant decreases to capitated incurred claims related to Health Net. Adding to the decrease in Health Net incurred claims was the reduction in service levels for the Health Net fee-for-service business.

•	The conversions of the Aetna contracts discussed above resulted in an increase in Aetna incurred claims.
•

Direct clinical expenses, which are the costs directly involved with providing clinical services to the members of our customers, increased $1.3 million during the six months ended September 30, 2005 when compared to the same period in the prior year. The majority of this increase is a result of the costs incurred in connection with the implementation of our new CCM product. Also included in the increase in direct clinical expenses are approximately $400 thousand of expenses related to a new contract for CCM services that began in July 2005.

Gross Profit

The net result of the contract conversions, increased utilization, implementation of the CCM product and the start-up expenses associated with the new contract was a $2.0 million reduction in gross profit, as shown in the financial table above, for the six months ended September 30, 2005 when compared to the same period in the prior year.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) decreased by $686 thousand for the six months ended September 30, 2005 when compared to the same period in the prior year. The total amount of SG&A for the six months ended September 30, 2004 included $385 thousand of legal costs related to a lawsuit with the State of Florida over the financial reconciliation of a contract. A compromise and settlement was subsequently reached by the parties on the matter. We expensed the entire amount of the settlement plus the estimated remaining legal costs, which aggregated $949 thousand, during the year ended March 31, 2005, and no expenses were incurred on this matter during the six months ended

21

September 30, 2005. The remaining decrease in SG&A of $301 thousand was a result of increased control of operating expenses.

Depreciation and amortization expense

The decrease in depreciation and amortization expense for the six months ended September 30, 2005 when compared to the same period in the prior year of $87 thousand was the net result of the reduction in our fixed asset and capital lease depreciation and amortization of $237 thousand, which was partially offset by the amortization of $150 thousand of deferred loan costs related to the expansion of our line of credit facility during the six months ended September 30, 2005, as discussed under “Liquidity and Capital Resources” below.

Interest Income (Expense), net

Interest income increased $107 thousand for the six months ended September 30, 2005 when compared to the same period in the prior year due to the increase in restricted cash balances from $7.3 million at September 30, 2004 to $10.5 million at March 31, 2005 before decreasing again to $7.1 million at September 30, 2005. Interest expense increased by $201 thousand between these periods primarily due to the increase in the line of credit balance from $1.5 million at September 30, 2004 to $7.35 million at September 30, 2005. See “Liquidity and Capital Resources” below for a further description of the restricted cash and the line of credit.

Net loss

The conversions of the Health Net and Aetna contracts, the increased utilization of the Health Net capitated risk, the expenses associated with the implementation of our CCM program and the start-up costs for the new contract that began in July 2005 resulted in an increase in the net loss of $1.3 million for the six months ended September 30, 2005, when compared to the same period in the prior year.

Year ended March 31, 2005 compared to the year ended March 31, 2004

Capitation Revenue

The capitated revenue related to the Health Net contract decreased $4.5 million during the year ended March 31, 2005, when compared to the prior year, due primarily to the rate decrease effective January 1, 2005 and the decrease in Health Net membership, each described above. The capitated revenue related to Aetna of $17.8 million was due to the conversions from an ASO basis to capitated risk. These factors are explained in detail above. The net increase in capitated revenue for the year ended March 31, 2005, when compared to the prior year, was $13.3 million.

ASO Revenue

The decrease in ASO revenue of $408 thousand during the year ended March 31, 2005, when compared to the prior year, was also the result of the Aetna contract conversions discussed above. The decrease in the Aetna ASO fees was $775 thousand, which was partially offset by the increase in other contracts, which are growing gradually.

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Fee-for-service Revenue

The decrease in fee-for-service revenue of $1.4 million during the year ended March 31, 2005, when compared to the prior year, is primarily related to the decrease in demand related to the Health Net contract, as discussed above.

Total Revenues

Our total revenues for the year ended March 31, 2005 aggregated $66.2 million, an increase of $11.5 million, or 21.1%, from the prior year. This increase was primarily the net result of the increase of $17.0 million related to the Aetna contract conversions, partially offset by the $6.7 million decrease in Health Net revenues.

Direct Service Costs

The increase in direct service costs of $14.7 million for the year ended March 31, 2005, when compared to the prior year, is a net result of several factors, including:

•

While there was no increase in the absolute dollar value of capitated incurred claims related to Health Net, the decrease in Health Net capitated revenues of $4.5 million resulted in an increase in the Health Net capitated MLR from 76.7% for the year ended March 31, 2004 to 85.5% for the year ended March 31, 2005. The fee-for-service incurred claims related to Health Net decreased by $1.1 million due to the reduction in the fee-for-service demand levels. The total decrease in Health Net incurred claims was $1.1 million during the year ended March 31, 2005 when compared with the prior year, as compared to the net decrease in Health Net revenues of $6.7 million during the year ended March 31, 2005 when compared with the prior year.

•	The conversions of the Aetna contracts from ASO to risk, which increased capitated revenues of $17.8 million, resulted in a significant increase in direct service costs.
•

Direct clinical expenses, which are the costs directly involved in providing clinical services to the members of our customers, increased by $566 thousand during the year ended March 31, 2005 when compared to the prior year. The majority of this increase is a result of the costs of implementing of our new CCM product discussed above.

Gross Profit

The net result of the contract conversions, increased utilization and the expenses associated with the implementation of the CCM product, was a $3.1 million reduction in gross profit during the year ended March 31, 2005, when compared to the prior year, as shown in the financial table above.

Selling, general and administrative expenses

SG&A increased by $1.3 million during the year ended March 31, 2005, when compared to the prior year. There was an increase of $1.7 million of expenses during the year ended March 31, 2005 that were not in the usual nature of the Company’s expenses:

•

Severance and related charges incurred in connection with a reduction in force aggregated $558 thousand for the year ended March 31, 2005, which was an increase of $281 thousand for a similar reduction in force in the prior year;

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•

As discussed above, there were a total of $949 thousand of expenses incurred in connection with a settlement with the State of Florida in the year ended March 31, 2005, which was an increase of $747 thousand over expenses recorded in the prior year;

•

During the year ended March 31, 2005, we recorded $498 thousand of future rental payments related to the unoccupied warehouse space in our headquarters in Coral Springs, Florida, which we have been unable to sublease and for which there are no plans for future use; and

•

During the year ended March 31, 2005, we entered into a separation agreement with our former president and chief operating officer. Under the terms of the separation agreement, this individual was granted a fully vested option to purchase shares of our common stock. We recognized approximately $200 thousand of compensation expense associated with this grant.

The increase in SG&A described above during the year ended March 31, 2005 when compared to the prior year was partially offset by a decrease of $377 thousand due primarily to increased control of operating expenses.

Depreciation and amortization expense

The decrease in depreciation and amortization expense of $605 thousand during the year ended March 31, 2005 when compared to the prior year was due primarily to the reduction in our fixed asset and capital lease depreciation and amortization.

Interest Income (Expense), net

Interest income increased $45 thousand during the year ended March 31, 2005 when compared to the prior year due to the increase in restricted cash balances from $6.8 million at March 31, 2004 to $10.5 million at March 31, 2005. During the year ended March 31, 2003, we issued promissory notes aggregating $2.7 million to our investors and issued additional promissory notes aggregating $2.8 million during the year ended March 31, 2004. These notes incurred interest, which was capitalized into the note balances. During the year ended March 31, 2004, we recorded $354 thousand of interest expense associated with these notes. These notes were converted into preferred stock during April 2004, and no additional promissory note interest expense was incurred in connection with these notes during the year ended March 31, 2005. This decrease in interest expense was partially offset by increased interest expense of $92 thousand associated with the line of credit described under “Liquidity and Capital Resources” below, as the outstanding borrowings on the line of credit increased from $1.5 million at March 31, 2004 to $6.2 million at March 31, 2005.

Discontinued Operations

During the year ended March 31, 2005, we terminated our contractual relationship with Oxford Health Plans, or Oxford. Pursuant to the contract termination provisions, we performed under the terms of the contract through August 31, 2005. We have had no continuing involvement thereafter. Therefore, we account for our former contract with Oxford as discontinued operations.

The Oxford contract included risk sharing provisions and provided for an annual settlement after the conclusion of each contract year. Subsequent to March 31, 2005, Oxford submitted its calculation of the amount due from us for the contract year ended December 31, 2004, which included many matters which we believe are contrary to the terms of the contract, and we notified Oxford of the disputed items. Oxford does not agree with our position of these matters, and it drew down a $500,000 letter of credit that had been established for Oxford’s benefit pursuant to this contract. At March 31, 2005, we recorded a

24

liability based on our estimate of the potential liability in the contractual dispute with Oxford for services rendered through March 31, 2005, should we not prevail in our position on the matter.

We also had remaining business during the year ended March 31, 2004 related to the cessation of operations in the State of Texas during the year ended March 31, 2003. These operations are also accounted for as discontinued operations. During the year ended March 31, 2004, we recognized a gain from discontinued operations of $964 thousand, but we recognized a loss from discontinued operations of $524 thousand for the year ended March 31, 2005.

Net loss

The decrease in the Health Net revenues, coupled with an increase in the Health Net MLR, the conversion of the Aetna contracts from ASO to capitated risk, the increase in SG&A expense, the decreases in depreciation, amortization and interest expense, and the increase in the net loss from discontinued operations, resulted in an increase in the net loss of $5.0 million during the year ended March 31, 2005 when compared to the prior year.

Liquidity and Capital Resources

At September 30, 2005, we had a working capital deficit of $3.4 million as compared to working capital deficits at March 31, 2005 and March 31, 2004 of $3.2 million and $1.2 million, respectively. At September 30, 2005, we had a deficit in stockholders’ equity of $6.0 million. Due to historical losses, we have depended on capital infusions from our major investors and borrowings from a financial institution to fund our operations and to fund restricted deposits. If these additional funds were not available, we would likely have been required to reduce our operations or take other measures to curtail losses. As noted below, we merged with Patient Infosystems (“PATY”) on January 25, 2006. At the time the merger was completed, PATY had significant working capital resulting from equity financings completed in late 2005. See “Unaudited Pro Forma Condensed Combined Financial Statements” attached as Exhibit 99.2 to this Current Report on Form 8-K/A for further discussion of this working capital. Accordingly, we do not believe we will need any further borrowings or raising of additional capital for the foreseeable future.

In connection with taking capitated risk, our customers require us to provide letters of credit for their protection in case we do not have sufficient resources to pay the related claim liabilities. These letters of credit are generally collateralized by certificates of deposit and are shown in the financial table above as “Restricted cash available for current liabilities.” During the year ended March 31, 2005, we issued letters of credit to Aetna related to the conversions of the Aetna contracts discussed above to capitated risk and thereby increased restricted cash by $2.9 million. We also increased the restricted cash related to the Health Net contract by $1.6 million. While the Health Net contract in Connecticut converted from capitated risk to administrative services only on May 1, 2005, we must continue to pay claims for many months after that date for claims incurred prior to that date. We have an arrangement with Health Net to release restricted cash as claims are paid. Accordingly, the Health Net restricted cash was reduced by $3.8 million during the six months ended September 30, 2005. As of September 30, 2005, we had $3.8 million remaining in restricted cash related to the Health Net contract, which will be used to pay the remaining claim reserves related to Health Net capitated risk claims. We believe this amount is sufficient to pay these remaining claim obligations although there can be no guarantee that the claims will not exceed our restricted cash balances.

We have an $8.0 million revolving line of credit with Comerica Bank for working capital purposes. The line of credit bears interest at the lender’s prime rate plus 1%, which was 7.50%, 6.75% and 5.00% at September 30, 2005, March 31, 2005 and March 31, 2004, respectively, and is scheduled to expire on June 30, 2007. The line of credit is collateralized by all of our assets, including our investment

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in all of our subsidiaries. In addition, the lender required that we obtain unconditional guaranties (the “Guaranties”) from our primary investors. Under the terms of the Guaranties, each participating primary investor unconditionally and irrevocably guarantees prompt and complete payment of its pro rata share of the amount we owe under the line of credit. Additionally, in connection with the completion of the merger with PATY, PATY and one of its subsidiaries unconditionally guaranteed our payments under the line of credit. As of March 31, 2005 and March 31, 2004, $6.2 million and $1.5 million, respectively, was outstanding under the line of credit. During June 2005, we borrowed an additional $1.2 million under the line of credit, bringing the total amount outstanding to $7.35 million, and in December 2005, we borrowed the remaining $650 thousand available under the line of credit, such that the maximum amount of $8.0 million is currently outstanding. In connection with the Guaranties by our investors, we issued such investors warrants to purchase our common stock. As part of the merger with PATY, these warrants were replaced by warrants to purchase shares of common stock of PATY. The warrants vest over the periods described in the warrants based on the outstanding balance of the Line of Credit at the end of such periods.

Cash received from customers shown in the financial table above is generally less than revenues recorded, primarily due to the Aetna capitated risk contracts. In connection with these contracts, we record 100% of the capitated revenues and 100% of the capitated incurred claims. However, we do not pay all the claims. Aetna also pays a portion of the claims, and consequently retains a portion of the revenue. There are reconciliations to be performed for the claims Aetna paid for periods in time that is to be compared to the revenues it retained. If Aetna pays less than the revenues it retained, it will owe this amount to us. If Aetna pays more than the revenues it retained, we will owe Aetna this excess.

The net cash used in operating activities for the six months ended September 30, 2005 was $4.4 million. This was due primarily to the payment of Health Net related capitated risk claims. As noted above, there was a reduction in restricted cash, included in cash provide by investing activities, to pay for most of this use of cash and cash equivalents.

New Contracts

As discussed in “Business Strategy” above, we have changed our focus from our traditional post-acute, capitated risk strategy to our new CCM product. We implemented our first CCM program on January 1, 2005. In July 2005, we implemented our second CCM customer. While there was only $46 thousand of revenue recognized in the six months ended September 30, 2005 for this new customer, we have experienced increased activity with this customer since September 30, 2005, which we expect to lead to increased revenue from this customer in future periods.

We have already begun to experience benefits from the combined strengths and the expanded product offering of the resulting combination of our company with PATY. We have already signed a new contract that will commence shortly. In addition, we have certain proposals that appear to be well-received by our potential customers, although there can be no guarantee that they will ultimately result in new customers or profitable opportunities.

Subsequent Events

Pursuant to an Agreement and Plan of Merger dated September 19, 2005, as amended on November 22, 2005 and December 23, 2005, by and among PATY, PATY Acquisition Corp., a wholly-owned subsidiary of PATY, and the Company, PATY Acquisition Corp. merged with and into the Company, and we became a wholly-owned subsidiary of PATY. The merger closed and became effective on January 25, 2006.

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Also during January 2006, we received notice from a customer that the customer would be terminating its agreement with us for skilled nursing facilities and home health utilization services effective as June 1, 2006. We believe that the impact of this termination will be a decrease in revenue of approximately $31 thousand per month and approximately $4,500 in gross profit per month.

Risks Related to CCS Consolidated’s Business

We have substantial indebtedness, face working capital shortfalls and have a need for working capital. We will likely need to identify additional sources of capital to maintain our operations.

We have been historically unprofitable and have depended on capital infusions from our major investors and borrowings from a lending institution to fund our operations. To date, the majority of our funding has come from five venture capital firms and an investment banking firm that have jointly invested $26.7 million. As of December 31, 2005, we had debt outstanding of $8.0 million. We incurred an operating loss of $6.0 million for the year ended March 31, 2005 and a loss from continuing operations of approximately $1.9 million for the six months ended September 30, 2005, and we had a deficit in working capital and stockholders’ deficit of approximately $3.4 million and $6.0 million, respectively, as of September 30, 2005. There can be no assurance that we will be able to fund future operations from internal growth or be able to obtain additional sources of capital. Further, than can be no assurance that we will be able to operate profitably in the future.

We depend on payments from customers, and cost reduction pressure on these entities may adversely affect our business and results of operations.

The healthcare industry in which we operate currently faces significant cost reduction pressures as a result of constrained revenues from governmental and private revenue sources and increasing underlying medical care costs. We believe that these pressures will continue and possibly intensify.

Our services are geared specifically to assist our customers in controlling the high costs associated with the treatment of chronic diseases; however, the pressures to reduce costs in the short term may negatively affect our ability to sign and/or retain contracts. In addition, this focus on cost reduction may cause our customers to focus on contract restructurings that reduce the fees we receive for our services. These financial pressures could have a negative impact on our operations.

We have a limited number of customers, a few of which have accounted for a substantial portion of our business.

During the year ended March 31, 2005 and the six months ended September 30, 2005, approximately 96% and 94%, respectively, of our revenues were concentrated in two customers, Health Net, Inc. and Aetna Health Plans. As described elsewhere herein, The contract between the Company and Health Net has been terminated, and our services to Health Net will generally be terminated as of April 30, 2006. While we believe that the Health Net contract was not a profitable contract and that the termination of the Health Net contract will not adversely impact our profitability, if we are not able to execute contracts with new customers to replace Health Net, our revenues will be adversely affected. In addition, there is no guarantee that Aetna will continue to purchase our services at prior levels. If we do not generate as much revenue from our major customers as we expect, or if we lose Aetna as a customer, our results of operations could be materially adversely impacted.

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Our contractual arrangement with Health Net has been terminated, which will result in a material reduction in revenues.

Prior to May 1, 2005, our contractual arrangement with Health Net, Inc. provided for our acceptance of risk in the states of Connecticut, New York and New Jersey. Effective May 1, 2005, our contract related to the business in the State of Connecticut was converted from a risk basis to an Administrative Services Only (“ASO”) basis, necessitated by a change in insurance regulations. The conversion of this contract resulted in a decrease in revenue by approximately $2 million per month. Subsequently, on February 14, 2006, we signed a transition agreement with Health Net that was effective as of January 1, 2006. This transition agreement results in the reduction of services to Health Net through April 30, 2006, after which time no services will be provided to Health Net. As part of the transition, the risk contracts for the states of New York and New Jersey were also converted to ASO contracts effective as of January 1, 2006. During the fiscal years ended March 31, 2005 and 2004, our contracts with Health Net represented approximately 68% and 95%, respectively, of our total revenues, and during the six months ended September 30, 2004, our contracts with Health Net represented approximately 75% of our total revenues, but as a result of the changes described above, the concentration of the Health Net contracts as a part of our revenues had decreased to 32% for the six months ended September 30, 2005.

As the Health Net contracts were not profitable to us, we do not believe that our net income will be adversely impacted by their termination, even though our revenues will be significantly reduced as a result of the Health Net transition. However, there can be no guarantee that the termination of the Health Net contracts will not have a material adverse impact on our results of operations.

Reconciliations under our contract with Aetna could result in additional cash to be paid by us or result in less cash to be paid to us by Aetna than originally estimated.

Our contracts with Aetna Health Plans contain provisions whereby Aetna pays a portion of the claims and we pay the remainder, even though we recognize all of the revenue and all of the claims expense.  We record a net receivable each month equal to the net of the portion of the revenues and the estimated claims paid by Aetna. Reconciliations are to be performed for each contract quarter within eight months after the end of each contract quarter, but these reconciliations are still incomplete to date. During December 2005, we received a reconciliation regarding one of the two contracts for the year ending December 31, 2004, which estimated that the Company owes approximately $350,000 for this period. We believe that the current calculation may be overstated in certain respects, and the reconciliation has not been finalized. Additionally, the reconciliations for 2005 have not been completed. In the event any reconciliation results in a determination that the sum of actual paid claims by Aetna plus our margin exceeds the amount of revenue retained by Aetna, we would be required to pay additional cash to Aetna. Such a result could have an adverse impact on our financial position, results of operations, and statements of cash flows.

If we do not manage our growth successfully, our growth may slow, decline or stop, and we may never become profitable.

If we do not manage our growth successfully, our growth may slow or stop, and we may never become profitable. We have expanded our operations rapidly and plan to continue to expand, particularly in connection with the Merger. This expansion has created significant demands on our administrative, operational and financial personnel and other resources. Additional expansion in existing or new markets could strain our resources and increase our need for capital. Our personnel, systems, procedures, controls and existing space may not be adequate to support further expansion. In addition, because our business strategy emphasizes growth, the failure to achieve our stated growth objectives or the growth expectations of investors could cause our stock price to decline.

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A majority of our revenues come from risk contracts. The claims on these risk contracts are paid over time and the actual claims made may exceed the estimated claim liabilities.

As of September 30, 2005, we had approximately $12.3 million of claim reserve liabilities. To fund these claim liabilities, we had operating and restricted cash of approximately $8.6 million and accounts receivable of approximately $5.7 million at such date. These claim liabilities will be paid out over several months, and the actual claims made may exceed the estimated claim reserve liabilities. If this were to occur, we would need additional cash and would incur charges to earnings that could have a material adverse impact on the results of our operations. Additionally, there may be shortfalls in cash from time to time as the timing of the claim payments may be in contrast with the collections of the accounts receivable. If this were to occur, we would be required to locate additional sources of working capital, and there can be no assurance that we would be able to do so on favorable terms or at all.

Our inability to perform well under our contracts could have a material adverse effect on our business and results of operations.

Our growth strategy focuses on developing health and care support programs to address chronic diseases and medical conditions as well as the overall health of all enrollees of a health plan. While we have considerable experience in health and care support programs with a broad range of medical conditions, any new or modified programs will involve inherent risks of execution. If we do not perform well under our contracts, or if one or more of our customers perceive that we do not perform adequately, our business reputation and our results of operations could be materially adversely impacted.

We depend on the timely receipt of accurate data from our customers and our accurate analysis of such data.

Identifying which health plan members are eligible to receive our services and measuring our performance under our contracts are highly dependent upon the timely receipt of accurate data from our health plan customers and our accurate analysis of such data. Data acquisition, data quality control and data analysis are complex processes that carry a risk of untimely, incomplete or inaccurate data from our health plan customers or flawed analysis of such data, which could have a material adverse impact on our ability to recognize revenues.

An unfavorable outcome related to our dispute with Oxford Health Plans may result in additional liabilities and could result in additional reductions in cash.

We are currently disputing amounts owed under our contract with Oxford Health Plans. Oxford has drawn on a $500,000 letter of credit that we placed under the contract and is claiming that we owe Oxford an additional $1 million in addition to replenishing the letter of credit. We believe that Oxford owes us approximately $180,000. Oxford has submitted a demand for arbitration relating to this dispute. There can be no assurances that we will be able to resolve this matter favorably.

The profitability of certain of our contracts is dependent upon the type and number of cases that we process.

We have entered into a service agreement with a health plan under which we assist the plan with complex care management services for its customers in exchange for a fee. The profitability of the contract is dependent upon the number of cases that meet certain criteria for referral to us and agree to receive the service. Although the contract currently generates a sufficient volume of cases to make the contract profitable, if the contract fails to continue to do so in the future, the fixed costs incurred to

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service this contract could exceed the revenue generated from the caseload. There can be no assurance that this contract will continue to generate the required level of revenue to make the contract profitable and, if it fails to do so, this could have a material adverse impact on our results of operations and financial condition.

Compliance with new federal and state legislative and regulatory initiatives could adversely affect our results of operations or may require us to spend substantial amounts acquiring and implementing new information systems or modifying existing systems.

Our customers are subject to considerable state and federal government regulation. Many of these regulations are vaguely written and subject to differing interpretations that may, in certain cases, result in unintended consequences that could impact our ability to effectively deliver services. The current focus on regulatory and legislative efforts to protect the confidentiality and security of individually-identifiable health information, as evidenced by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), is one such example.

We believe that federal regulations governing the confidentiality of individually-identifiable health information permit us to obtain individually-identifiable health information for health and care support purposes from a health plan customer; however, state legislation or regulation could preempt federal legislation if it is more restrictive. Federal regulations governing the security of electronic individually-identifiable health information became mandatory for our customers in April 2005. We are contractually required to comply with certain aspects of these confidentiality and security regulations.

Although we continually monitor the extent to which specific state legislation or regulations may govern our operations, new federal or state legislation or regulation in this area that restricts our ability to obtain individually-identifiable health information would have a material negative impact on our operations.

Our subsidiaries are subject to government regulation, and the failure to comply with such regulation could adversely affect our results of operations.

We have certain subsidiaries that are licensed to take risk in certain states. These subsidiaries must meet certain minimum capital and surplus tests as well as file quarterly and annual filings with regulatory and state authorities. If one of our subsidiaries does not remain in compliance with the statutory requirements, there is the possibility that the regulating authorities could impose greater restrictions on the subsidiary, including requiring additional cash deposits, additional reporting requirements and the potential revocation of licenses, each of which could have a materially adverse impact on our results of operations.

Government regulators may interpret current regulations governing our operations in a manner that negatively impacts our ability to provide services.

Broadly written Medicare fraud and abuse laws and regulations that are subject to varying interpretations may expose us to potential civil and criminal litigation regarding the structure of current and past contracts entered into with our customers. We believe that our operations have not violated and do not violate the provisions of the fraud and abuse statutes and regulations; however, private individuals acting on behalf of the United States government, or government enforcement agencies themselves, could pursue a claim against us under a new or differing interpretation of these statutes and regulations.

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Our participation in the federal programs may result in our being subject directly to various federal laws and regulations, including provisions related to fraud and abuse, false claims and billing and reimbursement for services, and the False Claims Act. Violations of the False Claims Act are punishable by treble damages and penalties of up to $11,000 per false claim. Actions may be brought under the False Claims Act by the government as well as by private individuals, known as “whistleblowers,” who are permitted to share in any settlement or judgment. Also, federal law contains various prohibitions related to false statements and false claims, some of which apply to private payors as well as federal programs.

Our revenues are subject to seasonal pressure from the disenrollment processes of our contracted health plans.

Employers typically make decisions on which health insurance carriers they will offer to their employees and also may allow employees to switch between health plans on an annual basis. These annual membership disenrollment and re-enrollment processes of employers (whose employees are the health plan members) from health plans can result in a seasonal reduction in actual lives under management in January, during our fourth fiscal quarter.

Historically, we have found that a majority of employers and employees make these decisions effective December 31 of each year. An employer’s change in health plans or employees’ changes in health plan elections may cause a decrease in our actual lives under management for existing contracts as of January 1. Although these decisions may also cause a gain in enrollees as new employers sign on with our customers, the identification of new members eligible to participate in our programs, in some products, is based on the submission of healthcare claims, which lags enrollment by an indeterminate period.

Another seasonal impact on actual lives could occur if a health plan decided to withdraw coverage altogether for a specific line of business, such as Medicare, or in a specific geographic area, thereby automatically disenrolling previously covered members. Historically, we have experienced minimal covered life disenrollment from such a decision.

Our operating results have fluctuated in the past and could fluctuate in the future.

Our operating results have varied in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:

•	impact of substantial divestitures and acquisitions;

•	loss or addition of customers and referral sources;

•	seasonal fluctuations in healthcare utilization;

•	investments required to support growth and expansion;

•	changes in the mix of our products and customers;

•	changes in healthcare reimbursement policies and amounts;

•	increases in direct sales costs and operating expenses;

•	increases in selling, general and administrative expenses;

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•	increased or more effective competition; and

•	regulatory changes.

Any of the above could have a material adverse impact on our business, prospects, results of operations or financial condition.

Our current contracts may be terminated by customers without cause.

Our current contracts with our customers generally automatically renew, but they may be terminated by those customers without cause upon notice of between 30 and 90 days. In general, customer contracts may include significant performance criteria and implementations schedules. Failure to satisfy such criteria or meet such schedules could result in termination of the contracts. The loss, or nonrenewal, of one or more contracts could have a material adverse effect on our results of operations and future business prospects.

We may face costly litigation that could force us to pay damages and harm our reputation.

Like other participants in the healthcare market, we are subject to lawsuits alleging negligence, product liability or other similar legal theories, many of which involve large claims and significant defense costs. Any of these claims, whether with or without merit, could result in costly litigation, and divert the time, attention, and resources of our management. Although we currently maintain liability insurance intended to cover such claims, there can be no assurance that the coverage limits of such insurance policies will be adequate or that all such claims will be covered by the insurance. In addition, these insurance policies must be renewed annually. Although we have been able to obtain liability insurance, such insurance may not be available in the future on acceptable terms, if at all. A successful claim in excess of the insurance coverage could have a material adverse effect on our results of operations or financial condition.

We could share in potential liability resulting from adverse medical consequences of patients.

We provide information to healthcare providers and managed care organizations upon which determinations affecting medical care will be made. As a result, we could share in potential liabilities for resulting adverse medical consequences to patients. In addition, we could have potential legal liability in the event that we fail to record or correctly disseminate patient information. Although we do not believe that we currently or in the future will directly engage in the practice of medicine or direct delivery of medical services, and we have not been a party to any litigation relating to such practice, there can be no assurance that we will not be subject to litigation that may adversely affect our results of operations, that appropriate insurance will be available in the future at acceptable cost or at all or that any insurance maintained by us will cover, as to scope or amount, any claims that may be made against us.

We face competition for staffing, which may increase our labor costs and reduce profitability.

We compete with other health-care and services providers in recruiting qualified management and staff personnel for the day-to-day operations of our business, including nurses and other health-care professionals. In some markets, the scarcity of nurses and other medical support personnel has become a significant operating issue to healthcare businesses. This shortage may require us to enhance wages and benefits to recruit and retain qualified nurses and other healthcare professionals. A failure to recruit and retain qualified management, nurses and other healthcare professionals, or to control labor costs, could have a material adverse effect on profitability.

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Acquisitions may cause integration problems, disrupt our business and strain our resources.

In the past we have made business acquisitions, and we recently merged with Patient Infosystems, Inc. In addition, we may make additional acquisitions in the future. Our success will depend, to a certain extent, on the future performance of these acquired business entities. These acquisitions, either individually or as a whole, could divert management attention from other business concerns and expose us to unforeseen liabilities or risks associated with entering new markets and integrating those new entities. Further, the integration of these entities may cause us to lose key employees or key customers. Integrating newly acquired organizations and technologies could be expensive and time consuming and may strain our resources. Consequently, we may not be successful in integrating these acquired businesses or technologies and may not achieve anticipated revenue and cost benefits.

If our actual financial results vary from any publicly disclosed forecasts, our stock price could decline materially.

Our actual financial results might vary from those anticipated by us, and these variations could be material. Publicly disclosed forecasts reflect numerous assumptions concerning our expected performance, as well as other factors, which are beyond our control, and which might not turn out to have been correct. Although we believe that the assumptions underlying the projections are reasonable, actual results could be materially different, and to the extent actual results are materially different, our stock price could be materially adversely impacted.

We may be required to incur significant monetary penalties as a result of delays in registering the resale of shares sold by PATY in its 2005 PIPE offering.

During the months of October and December 2005, Patient Infosystems issued an aggregate of 3,566,950 shares of its common stock in a private placement (the “PIPE”) at an average price of $3.49 per share for gross proceeds of approximately $12.5 million. After paying related commissions and other offering costs, the net proceeds of the PIPE were approximately $11.4 million. Patient Infosystems used $6.0 million of the net proceeds to retire its debt obligations under a credit facility in full. Pursuant to the terms of the PIPE, Patient Infosystems is obligated to register the resale of the PIPE shares on behalf of the PIPE investors. Under the terms of the PIPE, Patient Infosystems will incur financial penalties of 1% of the gross proceeds (approximately $120 thousand) per month if the effective date of the registration statement relating to these shares is delayed past March 1, 2006 until such time as the registration statement is declared effective.

Because the closing of the merger was delayed until January 25, 2006 and because of subsequent delays in the registration process, financial penalties will apply for at least one month and possibly more. The Company is in the process of preparing the registration statement and expects to file the registration statement with the SEC following the completion of the audit of Patient Infosystems’ 2005 financial statements, which is currently ongoing. The effective date of the registration statement will depend on a number of factors that are beyond our control, including potential review of the registration statement by the SEC. Any significant delays in the effectiveness of the registration statement could have a material adverse impact on our financial condition and liquidity position.

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Item 9.01.	Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.

Because the former CCS Consolidated securityholders held approximately 63% of the Registrant’s fully diluted shares of common stock immediately following the merger, CCS Consolidated’s designees to the Registrant’s board of directors represent a majority of the Registrant’s directors and CCS Consolidated’s executive management represent a majority of the executive management of the combined company, CCS Consolidated is deemed to be the acquiring company for accounting purposes. CCS Consolidated has a March 31 fiscal year end. The financial statements of the Registrant have been previously filed with the Registrant’s annual report on Form 10-KSB as filed with the Securities and Exchange Commission on March 31, 2005.

The audited consolidated balance sheets of CCS Consolidated as of March 31, 2005 and 2004, audited consolidated statements of operations of CCS Consolidated for the years ended March 31, 2005 and 2004, audited consolidated statements of cash flows of CCS Consolidated for the years ended March 31, 2005 and 2004, audited consolidated statements of stockholders’ equity of CCS Consolidated for the years ended March 31, 2005 and 2004 and notes to the audited financial statements are included as Exhibit 99.1 and are hereby incorporated by reference.

The unaudited consolidated balance sheet of CCS Consolidated as of September 30, 2005, the unaudited consolidated statements of operations of CCS Consolidated for the six months ended September 30, 2005 and 2004, the unaudited consolidated statements of cash flows of CCS Consolidated for the six months ended September 30, 2005 and 2004 and the notes to the unaudited consolidated financial statements are included as Exhibit 99.2 and are hereby incorporated by reference.

(b)	Pro forma financial information.

The unaudited condensed pro forma combined balance sheet as of September 30, 2005, unaudited condensed pro forma combined statement of operations for the six months ended September 30, 2005, unaudited condensed pro forma combined statement of operations for the twelve months ended March 31, 2005 and notes to unaudited condensed pro forma combined financial statements are included as Exhibit 99.3 and are hereby incorporated by reference.

(d)	Exhibits:
99.1

Audited consolidated balance sheets of CCS Consolidated as of March 31, 2005 and 2004, audited consolidated statements of operations of CCS Consolidated for the years ended March 31, 2005 and 2004, audited consolidated statements of cash flows of CCS Consolidated for the years ended March 31, 2005 and 2004, audited consolidated statements of stockholders’ equity of CCS Consolidated for the years ended March 31, 2005 and 2004 and notes to the audited financial statements.

99.2

Unaudited consolidated balance sheet of CCS Consolidated as of September 30, 2005, the unaudited consolidated statements of operations of CCS Consolidated for the six months ended September 30, 2005 and 2004, the unaudited consolidated statements of cash flows of CCS Consolidated for the six months ended September 30, 2005 and 2004 and the notes to the unaudited consolidated financial statements.

99.3	Unaudited condensed pro forma combined balance sheet as of September 30, 2005, unaudited condensed pro forma combined statement of operations for the six months

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ended September 30, 2005, unaudited condensed pro forma combined statement of operations for the twelve months ended March 31, 2005 and notes to unaudited condensed pro forma combined financial statements.

99.4	Press Release, dated March 8, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PATIENT INFOSYSTEMS, INC.

Dated: March 8, 2006	By: /s/ Glen A. Spence
Glen A. Spence
Executive Vice President and Chief Financial Officer

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EXHIBITS

99.1

Audited consolidated balance sheets of CCS Consolidated as of March 31, 2005 and 2004, audited consolidated statements of operations of CCS Consolidated for the years ended March 31, 2005 and 2004, audited consolidated statements of cash flows of CCS Consolidated for the years ended March 31, 2005 and 2004, audited consolidated statements of stockholders’ equity of CCS Consolidated for the years ended March 31, 2005 and 2004 and notes to the audited financial statements.

99.2

Unaudited consolidated balance sheet of CCS Consolidated as of September 30, 2005, the unaudited consolidated statements of operations of CCS Consolidated for the six months ended September 30, 2005 and 2004, the unaudited consolidated statements of cash flows of CCS Consolidated for the six months ended September 30, 2005 and 2004 and the notes to the unaudited consolidated financial statements.

99.3

Unaudited condensed pro forma combined balance sheet as of September 30, 2005, unaudited condensed pro forma combined statement of operations for the six months ended September 30, 2005, unaudited condensed pro forma combined statement of operations for the twelve months ended March 31, 2005 and notes to unaudited condensed pro forma combined financial statements.

99.4	Press Release, dated March 8, 2006.